UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2008 (January 28, 2008)

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street, Branford, CT 06405

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CuraGen Corporation, a Delaware corporation (the “Company”), hereby amends its Current Report on Form 8-K filed January 29, 2008 (the “Original Form 8-K”) to provide an update with respect to the Company’s compliance with NASDAQ Marketplace Rule 4450(a)(5) (the “Rule”). The Original Form 8-K was filed to report that the Company had received written notification (the “Original Notice”) from The NASDAQ Stock Market LLC (“NASDAQ”) advising the Company that the bid price of the Company’s common stock (the “Common Stock”) for the previous 30 consecutive trading days had closed below the minimum $1.00 per share (the “Minimum Bid Price”) required for continued listing on the NASDAQ Global Market pursuant to the Rule.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in the Original Form 8-K, on January 29, 2008, pursuant to NASDAQ Marketplace Rule 4803(a), the Company announced that on January 28, 2008 it had received the Original Notice advising the Company that the bid price of the Common Stock for the previous 30 consecutive trading days had closed below the Minimum Bid Price required for continued listing on the NASDAQ Global Market pursuant to the Rule. Pursuant to NASDAQ Marketplace Rule 4450(e)(2), the Company was provided an initial period of 180 calendar days, or until July 28, 2008, to regain compliance with the Minimum Bid Price requirement. The Original Notice further provided that the NASDAQ staff (the “Staff”) would provide written notification if and when the Company achieved compliance with the Rule.

On May 29, 2008, the Company received written notification from the Staff that the bid price of the Common Stock had been above $1.00 for 10 consecutive days and that the Company had achieved compliance with the requirements for continued listing in accordance with the Rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION
(Registrant)

Date: June 2, 2008	By:	/s/ Sean A. Cassidy
	Name:	Sean A. Cassidy
	Title:	Vice President and Chief Financial Officer